EXHIBIT 10.1
EMPLOYMENT SEPARATION AGREEMENT

Columbia State Bank, a Washington State banking corporation, and its parent company Columbia Banking System, Inc., a Washington corporation (collectively, “Columbia”), and Greg Sigrist enter into this Agreement to establish the terms governing the separation of their employment relationship.
1.Separation. Mr. Sigrist’s employment with Columbia is terminated, effective February 28, 2020 (the “Separation Date”).
2.Compensation, Bonus & Other Payments. Columbia shall provide Mr. Sigrist the following payments and reimbursements:
a.    his current base salary through the Separation Date, subject to routine payroll deductions and withholdings, per Columbia’s regular payroll cycle;
b.    the cash value of his accrued, unused vacation, if any, as of the Separation Date, subject to routine payroll deductions and withholdings and paid within fifteen (15) business days of the Separation Date; and
c.    reimbursement of his reasonable business expenses incurred through the Separation Date, in accordance with Columbia’s applicable policies and practices.
Mr. Sigrist acknowledges that, with these payments, he shall have been paid all sums owed to him for any reason associated with his employment by Columbia, including, without limitation, as expense reimbursement, salary, cash payment of accrued benefits, bonus and/or other incentive compensation, specifically including without limitation any and all payments under Columbia’s Annual Incentive compensation plan.
3.Benefit Plans. Mr. Sigrist’s participation in Columbia’s group health insurance coverage shall cease on February 29, 2020. Thereafter, he shall have the opportunity to elect COBRA continuation coverage, at his expense. Mr. Sigrist’s rights under any 401(k), retirement, stock or savings plan in which he participated during his employment with Columbia, including without limitation Columbia’s 401(k) plan, Supplemental Executive Retirement Plan, Employee Stock Purchase Plan, Equity Incentive Plan, and Executive Leadership Team Long-Term Incentive Plan, shall be determined in accordance with the written plan documents governing those plans, as they apply in the context of a voluntary resignation. Mr. Sigrist’s participation in all of Columbia’s other employee benefit plans and programs shall cease upon the Separation Date.
4.Separation Pay. In further consideration for the releases at paragraph 8 and the other promises herein, Columbia shall pay Mr. Sigrist the gross sum of Two Hundred and Fifty Thousand Dollars and No Cents ($250,000.00), less routine payroll deductions and withholdings. This sum shall be paid in bi-weekly installments per Columbia’s regular payroll practices beginning with the first payroll cycle following expiration of the revocation period set forth at paragraph 13. These payments are expressly conditioned on Mr. Sigrist’s consistent compliance with the other terms of the Agreement. In the event of non-compliance, further payments shall be immediately forfeited and, in addition to any other remedies available at law or in equity, Columbia shall be entitled to immediate reimbursement of all payments already made, excluding the initial payment, together with interest at the statutory rate of twelve percent (12%) per annum.
5.Signing & Relocation Bonus. Upon expiration of the revocation period at paragraph 13, Ms. Sigrist shall have no obligation to repay any portion of the one-time signing and relocation bonus set forth in his April 20, 2018 offer letter, a copy of which is attached hereto for ease of reference.
6.Columbia Property. Mr. Sigrist acknowledges and agrees that all equipment, supplies, records, files and tangible information, regardless of medium, that (a) he acquired during his employment with Columbia and that (b) relates to Columbia’s business, including without limitation its products, pricing, plans, performance, customers/clients, officers, directors and/or employees, is Columbia’s sole and exclusive property. Upon the Separation Date, Mr. Sigrist shall immediately return all such property to Columbia and certify in a signed writing that he has done so. For purposes of this provision, “property” shall be given its broadest possible meaning and shall extend to, without limitation, documents, manuals, computer programs, other electronically-stored information, printouts, lists, notes, photographs and other images, and invoices, as well as all drafts, derivatives and copies thereof.
7.Non-disparagement. Mr. Sigrist shall not make or authorize any communication to a third party that disparages or otherwise reflects negatively on Columbia, including without limitation its reputation, pricing, products, services and/or current or former officers, directors, and/or employees. Columbia shall not make or authorize any communication to a third party that disparages or otherwise reflects negatively on Mr. Sigrist, including without limitation his reputation and/or professional performance and/or abilities. For purposes of this covenant of non-disparagement by Columbia to Mr. Sigrist, Columbia is defined as, and limited to, Columbia’s President, Executive Vice Presidents and Board of Directors.
8.Release. Mr. Sigrist hereby releases, and covenants not to sue, Columbia and the Additional Released Parties described below from all Released Claims described below.
(a)“Released Claims” means any and all claims, demands, causes of action, actions, rights, liabilities, contract obligations, damages, attorneys’ fees, costs, torts, suits, debts, sums of money, accountings, reckonings, bills, covenants, controversies, agreements, promises, variances, trespasses, extents and executions whatsoever, at law or in equity or otherwise, whether direct or indirect, known or unknown, which Mr. Sigrist now owns or holds, or has at any time heretofore owned or held, against Columbia and/or the Additional Released Parties, in any capacity, which: (i) are or may be based upon any facts, acts, omissions, conduct, representations, contracts, agreements, events, causes or matters of any kind occurring or existing at any time on or before the effective date of this Agreement; (ii) relate in any way, directly or indirectly, to Mr. Sigrist’s employment with Columbia and/or the separation of that employment; and/or (iii) relate in any way, directly or indirectly, to Columbia or any of its current and/or former employees, agents or representatives, occurring or existing at any time on or before the date of this Agreement. Without limiting the generality of the foregoing, “Released Claims” include, but are not limited to, claims for: monetary or equitable relief; negligence; breach of express or implied contract; assault; battery; invasion of privacy; intentional or negligent infliction of emotional distress; outrage; slander; libel; other wrongful conduct; violation of state, federal and local laws prohibiting retaliation and/or discrimination on the basis of race, color, national origin, ancestry, religion, sex, age, disability or other protected status or activities, including without limitation claims under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, the Washington Law Against Discrimination, and claims under any and all other civil rights and employment statutes, orders, regulations or ordinances occurring or existing at any time on or before the date of this Agreement.
(b)Mr. Sigrist specifically understands and agrees that these releases extend to all claims for discrimination based on age under federal, state and/or local law, including without limitation the federal Age Discrimination in Employment Act.
(c)Notwithstanding the foregoing, these releases do not extend to any claims that arise out of this Agreement.
(d)These releases extend to and inure to the benefit of Columbia and the following Additional Released Parties: all of Columbia’s past and present shareholders, officers, directors, agents, employees, partners, attorneys, insurers, employee benefit plans, parents, subsidiaries, affiliates, marital communities, predecessors, successors, transferees, assigns, and related entities thereof, and all past and present shareholders, officers, directors, agents, employees, marital communities, representatives, partners, and attorneys of any of those persons and entities.
(e)These releases bind Mr. Sigrist and, as applicable, his, children, parents, heirs, survivors, legatees, executors, personal representatives, receivers, trustees, insurers, marital communities, successors, subrogees, transferees and assigns.
(f)Mr. Sigrist represents and warrants that: (i) he understands he is releasing potentially unknown claims; (ii) these releases are fairly and knowingly made; and (iii) he has limited knowledge with respect to certain of the Released Claims. The Parties allocate the risk of mistake in entering into this Agreement to the party who claims that he or it was mistaken.
9.Confidentiality—Generally. Mr. Sigrist shall forever keep Confidential Information secret and never disclose it, in whole or in part, directly or indirectly, alone or with or through others, under any circumstance or by any means to any third person or entity without Columbia’s express written consent. For purposes of this provision, "Confidential Information" includes, but is not limited to, any confidential or proprietary information relating to Columbia’s policies, practices, procedures, marketing, sales, and/or support; purchasing, accounting and/or finances, including sales, costs, profits and pricing methods; officers, directors, employees, prospective employees, clients, suppliers, and prospective suppliers, and any lists thereof; technology, including without limitation discoveries, inventions, research and development, product development, manufacturing processes, engineering, hardware/software design and maintenance tools (including source code and object code), and/or hardware/software product know-how and show-how; and trade secrets; and all derivatives, modifications, improvements, and/or enhancements to any of the foregoing whether or not created or developed by Mr. Sigrist. “Confidential Information” also includes all non-public personal information, which is defined to mean nonpublic or personally identifiable information about employees or other individuals regardless of the form or manner of disclosure. Confidential Information may be contained in any tangible material, including without limitation, drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations and/or computer discs, drives and/or programs, or may be in the nature of unwritten or unrecorded knowledge or know-how. "Confidential Information" excludes all information that was known to Mr. Sigrist prior to receipt thereof from Columbia or its clients; is or becomes public knowledge through no fault of Mr. Sigrist; and/or is rightfully received by Mr. Sigrist from a third party without a duty of confidentiality.

10.Protected Activities. Nothing in this Agreement prohibits Mr. Sigrist from providing truthful testimony concerning Columbia to governmental, regulatory or self-regulatory authorities, including his right to make disclosures under the whistleblower provisions of any applicable federal or state law or regulation, or from disclosing Confidential Information (a) to the extent necessary to comply with any law, subpoena or other professional or governmental order; provided that Mr. Sigrist first provide Columbia with the opportunity to defend the necessity of such disclosure, (b) in any arbitration or proceeding to the extent necessary to defend or enforce his rights under this Agreement or (c) in confidence to an attorney or other professional for the purpose of obtaining professional advice.

11.Enforcement. In the event of any dispute regarding the interpretation or enforcement of this Agreement, venue and jurisdiction shall exist exclusively in Pierce County, Washington and/or the Western District of Washington at Tacoma, as applicable, unless injunctive relief is sought by Columbia and in its judgment may not be effective unless obtained in some other venue or jurisdiction. The non-prevailing party shall pay the prevailing party’s reasonable attorneys’ fees and costs, including on appeal.

12.Independent Counsel/Severability/Waiver. The Parties acknowledge they have read this Agreement, understand its terms and been fully advised by legal counsel. Both have had the opportunity to participate in drafting this Agreement and waive the general rule of construction that an agreement is construed against its drafter. If any portion of this Agreement is deemed void or unenforceable in whole or in part, that portion shall be severed from the remainder of the Agreement, which shall remain in full force and effect. No waiver of any provision of this Agreement shall constitute a waiver of any other provisions, or be binding unless executed in writing by the party making the waiver.

13.Consideration/Revocation. Mr. Sigrist has twenty-one (21) calendar days to consider this agreement before signing and may use as much or as little of this period as he wishes. If he signs, he shall have seven (7) calendar days thereafter to revoke his signature. To be effective, revocation must be in writing and received by Columbia, c/o David Lawson, EVP-Human Resources, P.O. Box 2156, Tacoma, Washington 98401, within the revocation period.
14.Governing Law/Final Expression/Counterparts. This Agreement is governed by Washington law. It is binding upon, and inures to the benefit of, Mr. Sigrist and Columbia and their respective heirs, legatees, representatives, successors, transferees and assigns. This Agreement, together with any other contracts, plans and/or provisions expressly referenced and incorporated herein, is the final and complete expression of the agreement between Mr. Sigrist and Columbia on any on all subjects, may be modified only by a written addendum signed by Mr. Sigrist and Columbia, and supersedes all prior agreements, discussions and representations. No party is entering this Agreement in reliance on any oral or written promises, inducements, representations, understandings, interpretations or agreements other than those contained in this Agreement. This Agreement may be executed via facsimile and/or PDF or TIF, and in one or more counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument.

/s/ GREG SIGRIST Greg Sigrist Date: March 12, 2020	COLUMBIA STATE BANK /s/ CLINT STEIN Clint Stein President/Chief Executive Officer Date: March 12, 2020

COLUMBIA BANKING SYSTEM, INC.

s/ CLINT STEIN

Clint Stein
President/Chief Executive Officer

Date: March 12, 2020

4